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                                    EXHIBIT 99.1

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FOR IMMEDIATE RELEASE

CONTACT:

Aamir Sheikh
Director,  Enterprise Wide Risk Management Services
BARRA, Inc.
510.548.5442

Richard Moran
President  and Chief Executive Officer
Redpoint Software, Inc.
508.870.0070

Jennifer Hinchman
Manager, Corporate Communications
BARRA, Inc.
510.649.4548

Pamela Nezil
Director of Marketing
Redpoint Software, Inc.
508.870.5796

BARRA ANNOUNCES PLANS TO ACQUIRE THE ASSETS OF ENTERPRISE RISK MANAGEMENT FIRM REDPOINT SOFTWARE, INC.

Berkeley, Calif., June 4, 1998--BARRA, Inc. (NASDAQ: BARZ), a leading provider of innovative analytical software and data, consulting, and money management services, today announced the signing of a definitive agreement to acquire substantially all of the assets and certain liabilities of Redpoint Software, Inc., a leading supplier of integrated risk management solutions and enterprise wide data management systems. The purchase will be for approximately $5.5 million in cash, plus contingent payments of up to an additional $12.5 million over a period of two years following the closing, based upon the financial performance of the acquired assets. The acquisition will be accounted for using the purchase method of accounting, and is subject to certain terms and conditions to closing described in the definitive agreement.

BARRA is a leader in providing risk management services to the investment management community. In November of 1997, BARRA released Total Plan Risk--the first available software application capable of multi-asset class portfolio analysis for the investment management community. While the strength of BARRA's analytical models provides the backbone of Total Plan Risk, investment managers further require the ability to aggregate

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and integrate data from disparate databases and systems. Redpoint Software is a leading supplier of this application-focused advanced technology, facilitating event driven data management and high performance analysis. This planned acquisition will offer complete enterprise wide risk management solutions combining Redpoint Software's second generation multi -tiered platform with BARRA's advanced risk models.

"There are tremendous opportunities for us to grow this business because enterprise wide risk is a global issue," said Aamir Sheikh, director of BARRA's enterprise wide risk management services business unit. "BARRA's worldwide sales and support infrastructure provide the means for delivering this new set of complete solutions," he added.
"This is an exciting development which will enable BARRA to serve its clients in the most comprehensive way. We can now offer the most advanced enterprise wide risk management solutions to the full range of financial institutions," commented Andrew Rudd, BARRA's chief executive officer.

Redpoint Software began marketing its comprehensive enterprise wide risk management application, Redpoint TotalRisk, late in 1996 to banks, brokerages, insurance companies, and corporate treasuries.
Notes Richard Moran, president and chief executive officer of Redpoint Software, "This deal builds upon great synergies. BARRA is the ideal partner to leverage our progress to date in enterprise wide risk, into both the asset management sector and the international marketplace. With Redpoint, BARRA acquires application products and technology that positions them to compete across industry sectors within the enterprise wide risk market."

The business acquired from Redpoint Software, Inc. will become a part of BARRA's Enterprise Wide Risk Management Services. Richard Moran will be the vice president of the Redpoint business unit at BARRA, and will remain responsible for the marketing and sales of the Redpoint products acquired by BARRA.

BARRA's risk advisory board, announced in February of this year, will continue to guide the development of BARRA's Total Plan Risk System, as well as future enterprise wide risk services for investment managers.

Redpoint Software, Inc. develops and markets next generation software for corporations requiring enterprise wide risk and data management solutions. The Redpoint approach includes solving the most difficult technology problems, which stand as a barrier to effective risk solutions. Complete performance, data integration across disparate systems, systems availability, and systems management are all addressed by Redpoint's innovative technology. Additional Information on Redpoint Software is available online at http://www.rpsi.com.

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BARRA, founded in 1975, provides innovative analytical models, software, consulting, investment data and money management services that enable its clients worldwide to make superior investment and trading decisions. Based in Berkeley, Calif., BARRA also has offices in major financial centers throughout the world. Information on BARRA is also available on-line at http://www.barra.com.

BARRA and Total Plan Risk are trademarks of BARRA, Inc. Redpoint TotalRisk is a trademark of Redpoint Software, Inc. All other company and product names used herein may be trademarks of their respective owners.

Each statement in this news release containing any form of the words "plan" or "will" is a forward-looking statement that may involve a number of risk factors and uncertainties. Among other factors that could cause actual results to differ materially are the following: the failure to achieve certain conditions to closing necessary to consummate the definitive agreements and/or difficulties or delays in integrating the BARRA and Redpoint product lines or planned product releases. For more information on potential factors, please refer to the Company's SEC filings, copies of which are available from the Company without charge or which can be found on-line at the Company's URL listed above.